SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, For Use of Commission Only (as permitted by Rule
      14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                           CONTIFINANCIAL CORPORATION
--------------------------------------------------------------------------------
                  (Name of Registrant Specified in its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee:
(Check the appropriate box)

|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)    Title of each class of securities to which transaction applies:


      --------------------------------------------------------------------------
2)    Aggregate number of securities to which transaction applies:


      --------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

      (set forth the amount on which filing fee is calculated and state how it was determined):


      --------------------------------------------------------------------------
4)    Proposed maximum aggregate value of transaction:


      --------------------------------------------------------------------------
5)    Total fee paid:


      --------------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:


      --------------------------------------------------------------------------
2)    Form, Schedule or Registration Statement No.:


      --------------------------------------------------------------------------
3)    Filing Party:


      --------------------------------------------------------------------------
4)    Date Filed:


      --------------------------------------------------------------------------

                           CONTIFINANCIAL CORPORATION

                                 277 Park Avenue
                            New York, New York 10172

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                               SEPTEMBER 14, 1999

      TO OUR STOCKHOLDERS:

      The Annual Meeting of the stockholders of ContiFinancial Corporation, a Delaware corporation (the "Company"), will be held in New York City at the Rihga Royal Hotel, 54th Floor, 151 West 54th Street, September 14, 1999 at 9:00 a.m. to consider and vote on the following matters described in this notice and the accompanying Proxy Statement:

      1. To elect two directors to serve for the ensuing three years and until their successors are duly elected and qualified.

      2. To approve an amendment to the Company's 1995 Long-Term Stock Incentive Plan regarding maximum limits on individual grants thereunder.

      3. To approve an amendment to the Company's 1995 Long-Term Stock Incentive Plan regarding an increase in the number of shares which may be issued thereunder.

      4. To approve an amendment to the Company's 1995 Long-Term Stock Incentive Plan to add a performance-based goal which will determine whether certain options to purchase the Company's common stock become exercisable by the President and Chief Executive Officer.

      5. To approve an amendment to the Company's Section 162(m) Performance Based Executive Bonus Plan to add certain performance-based goals under which compensation may be paid.

      6. To ratify the appointment of Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending March 31, 2000.

      7. To transact such other business as may properly come before the meeting or any adjournments thereof.

      The Board of Directors has fixed the close of business on July 22, 1999 as the record date for determination of stockholders entitled to vote at the Annual Meeting, or any adjournments thereof, and only record holders of the Company's common stock at the close of business on that day will be entitled to vote.

      TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy.

      If you do plan to attend the Annual Meeting in person, we would appreciate your response by indicating at the appropriate place on the proxy card enclosed.

                                             By Order of the Board of Directors,


                                             /s/ Alan L. Langus

New York, New York                           Alan L. Langus
August 25, 1999                              Secretary

                           CONTIFINANCIAL CORPORATION
                                 277 Park Avenue
                            New York, New York 10172

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                         ANNUAL MEETING OF STOCKHOLDERS

                        Meeting Date: September 14, 1999

      This Proxy Statement is being sent on or about August 25, 1999 in connection with the solicitation of proxies by the Board of Directors of ContiFinancial Corporation, a Delaware corporation (the "Company"). The proxies are for use at the 1999 Annual Meeting of the Stockholders of the Company, which will be held in New York City at the Rihga Royal Hotel, 54th Floor, 151 West 54th Street, September 14, 1999 at 9:00 a.m., and at any meetings held upon adjournment thereof (the "Annual Meeting"). The record date for the Annual Meeting is the close of business on July 22, 1999 (the "Record Date"). Only holders of record of the Company's common stock, $0.01 par value per share (the "Common Stock"), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any meetings held upon adjournment thereof.

      A proxy card is enclosed. Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy card as promptly as possible, in the postage-prepaid envelope provided, to ensure that your shares will be voted at the Annual Meeting. Any stockholder who returns a proxy in such form has the power to revoke it at any time prior to its effective use by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Annual Meeting and voting in person. Unless contrary instructions are given, any such proxy, if not revoked, will be voted at the Annual Meeting for (a) the nominees for election as directors as set forth in this Proxy Statement, (b) the approval of an amendment to the Company's 1995 Long-Term Stock Incentive Plan regarding maximum limits on individual grants thereunder (the "Limits Amendment"), (c) the approval of an amendment to the Company's 1995 Long-Term Stock Incentive Plan regarding an increase in the number of shares which may be issued thereunder (the "Share Amendment"), (d) the approval of an amendment to the Company's 1995 Long-Term Stock Incentive Plan to add a performance-based goal (the "Stock Plan Performance-Based Goal") which will determine whether certain options to purchase the Common Stock become exercisable by the President and Chief Executive Officer, (e) the approval of an amendment to the Company's Section 162(m) Performance Based Executive Bonus Plan to add certain performance-based goals (the "Section 162(m) Plan Performance-Based Goals") under which compensation may be paid, (f) the ratification of the appointment of Arthur Andersen LLP as independent accountants for the Company and (g) other matters as recommended by the Board of Directors, in its discretion, with regard to all other matters which may properly come before the Annual Meeting. The Company does not currently know of any such other matters.

      An Annual Report on Form 10-K/A for the year ended March 31, 1999 was distributed on or about July 26, 1999 to stockholders of record as of June 1, 1999. For those stockholders who were not stockholders as of June 1, 1999 but who were stockholders as of the Record Date, an Annual Report on Form 10-K/A is being mailed to them concurrently with this Proxy Statement. A Form 10-K/A No. 2 was filed with the Securities and Exchange Commission on or about July 29, 1999. The date of this Proxy Statement is the approximate date on which the Proxy Statement and form of proxy were first sent or given to stockholders.

                                VOTING SECURITIES

      At the Record Date, there were 46,747,370 shares of Common Stock outstanding. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Except as noted below, abstentions and broker non-votes are counted for purposes of determining a quorum, but are not considered as having voted for purposes of determining the outcome of a vote. No other voting securities of the Company were outstanding at the Record Date. Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting. With respect to votes concerning amendments to the 1995 Long-Term Stock Incentive Plan and the Section 162(m) Performance Based Executive Bonus Plan, an abstention will have the same effect as a vote against the proposal and broker non-votes will not be votes for or against the proposal and will not be counted as entitled to vote. The Limits Amendment, the Share Amendment, the Stock Plan Performance-Based Goal, the
Section 162(m) Plan Performance-Based Goals and the ratification of the appointment of the independent accountants must be approved by a majority vote of the stockholders present in person or represented by proxy at the Annual Meeting. Each Director will be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth security ownership information regarding Common Stock as of August 19, 1999 by (a) each person who is known by the Company to own beneficially more than 5% of Common Stock, (b) each Director (which includes the two nominees for Director), (c) each of the executive officers named in the Summary Compensation Table appearing below (the "Summary Compensation Table") and (d) all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner is in care of ContiFinancial Corporation, 277 Park Avenue, New York, New York 10172.

Name of Beneficial Owner                Shares of Common Stock        Percentage
------------------------                ----------------------        ----------
ContiGroup Companies, Inc. (a)          36,283,421                    77.6%
Alan H. Fishman (b)                     1,500,000                     3.2%
James E. Moore (b)                      713,175                       1.5%

Name of Beneficial Owner                Shares of Common Stock        Percentage
------------------------                ----------------------        ----------
Robert A. Major (b)                     327,652                       (c)
Glenn S. Goldman (b)                    303,450                       (c)
Scott M. Mannes (b)                     304,450                       (c)
Daniel J. Willett (b)                   70,446                        (c)
Mark R. Baker (d)                       0                             N/A
Paul J. Fribourg (a) (d) (e)            37,000                        (c)
John W. Spiegel                         10,000                        (c)
Donald L. Staheli                       45,000                        (c)
John P. Tierney                         6,000                         (c)
Lawrence G. Weppler (d)                 1,000                         (c)
Michael J. Zimmerman (d)                3,000                         (c)
All directors and executive officers
as a group (22 persons) (f)             4,324,695                     9.3%

(a) Michel Fribourg, members of his family and trusts and partnerships for their benefit beneficially own substantially all of the issued and outstanding voting stock of ContiGroup Companies, Inc. Paul J. Fribourg is the son of Michel Fribourg.

(b) Included for Messrs. Moore, 238,100 shares; Goldman, 127,355 shares; Mannes, 128,355 shares; and Willett, 9,155 shares of "restricted" Common Stock and for Messrs. Fishman, 1,500,000 shares; Moore, 474,975 shares; Major, 324,652 shares; Goldman, 176,095 shares; Mannes, 176,095; and Willett, 59,791 shares of Common Stock issuable upon exercise of options. Does not include 1,974,308 shares of Common Stock issuable upon the exercise of options held by such officers not exercisable within 60 days of the date hereof.

(c)   Represents less than 1% of the Common Stock outstanding at August 19,
      1999.

(d) Messrs. Baker, Fribourg, Weppler and Zimmerman are officers of ContiGroup Companies, Inc.

(e) By virtue of his position as Chairman, President and Chief Executive Officer of ContiGroup Companies, Inc., Mr. Fribourg may be deemed to have beneficial ownership of the shares of the Company owned by ContiGroup Companies, Inc. Mr. Fribourg disclaims beneficial ownership of such shares.

(f) Includes 927,097 shares of "restricted" Common Stock and 3,321,220 shares of Common Stock issuable upon the exercise of options. Does not include 2,231,721 shares of Common Stock issuable upon the exercise of options not exercisable within 60 days of the date hereof.

      The shares of Common Stock beneficially owned by ContiGroup Companies, Inc. (formerly known as Continental Grain Company) ("ContiGroup") constitute approximately 78% of the shares of Common Stock entitled to vote at the Annual Meeting. ContiGroup has indicated to the Company that it intends to vote all such shares of Common Stock "FOR" the election of Directors of each of the Company's nominees named below, "FOR" the approval of the Limits Amendment, "FOR" the approval of the Share Amendment, "FOR" the approval of the Stock Plan Performance-Based Goal, "FOR" the approval of the Section 162(m) Plan Performance-Based Goals and "FOR" the ratification of the appointment of Arthur Andersen LLP as independent accountants for the Company.

                              ELECTION OF DIRECTORS

      The Company's Board of Directors currently consists of eight members and is divided into three Classes serving staggered terms, the term of one Class of Directors to expire each year. At the Annual Meeting, the stockholders will elect two Class I Directors for a term of three years expiring in 2002 and until their respective successors shall have been duly elected and qualified. The term of the Class II Directors expires at the annual meeting of the Company's stockholders following the end of the Company's fiscal year ending March 31, 2000 and the term of the Class III Directors expires at the annual meeting of the Company's stockholders following the end of the Company's fiscal year ending March 31, 2001, at which times Directors of the appropriate Class will be elected for three-year terms. All nominees are presently serving as Directors of the Company. If no direction to the contrary is given, all proxies received by the Board of Directors will be voted "FOR" the election as Directors of Mark R. Baker and Alan H. Fishman. The Class I Directors will be elected by a plurality of the votes cast. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxies. The Board of Directors knows of no reason to anticipate that this will occur.

      Biographical information follows for each person nominated and each person whose term of office continues after the meeting.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF SUCH NOMINEES.

Nominees

Class I Directors

      Mark R. Baker. Mr. Baker has been a Director and non-executive Chairman of the Board of Directors of the Company since July 1999. He has been Senior Vice President and Chief Legal Officer of ContiGroup since August 1997. Prior to joining ContiGroup, Mr. Baker was a partner with the law firm of Dewey Ballantine LLP.

      Alan H. Fishman. Mr. Fishman has been President, Chief Executive Officer and a Director of the Company since July 1999. Mr. Fishman is also a founder and managing partner of Columbia Financial Partners, L.P., an investment firm specializing in the financial services industry. Prior to founding Columbia Financial Partners, L.P., Mr. Fishman had an extensive career in the financial services industry, serving at various times as Chief Financial Officer of Chemical Bank, Senior Executive Vice President in charge of Chemical Bank's worldwide investment banking operations, and President of American International Group's financial services division. Mr. Fishman is a Director of Keyspan Energy Corporation, Chairman and Director of Affinity Technology Group, Inc. and Vice Chairman of the Brooklyn Academy of Music.

Continuing Class I Director

      Donald L. Staheli. Mr. Staheli has been a Director of the Company since October 1995. He was Chairman of the Board of Directors of ContiGroup from June 1994 until July 1997 and from 1988 until his retirement in April 1997, he was Chief Executive Officer of ContiGroup. From 1988 until June 1994, Mr. Staheli served as President of ContiGroup. He has been a Director of ContiGroup since 1988. Mr. Staheli serves currently as a Director of Prudential Life Insurance Company of America (a property and life insurance company). Mr. Staheli is not standing for reelection.

Continuing Class II and Class III Directors

Class II Directors

      Paul J. Fribourg. Mr. Fribourg has been a Director of the Company since October 1995. He has been President and Chief Executive Officer of ContiGroup since April 1997 and Chairman of its Board of Directors since July 1997. Previously, Mr. Fribourg had held the position of President and Chief Operating Officer of ContiGroup since June 1994. From April 1990 to June 1994 Mr. Fribourg served as Executive Vice President of the Bulk Commodities Group of ContiGroup. He is also a Director of Loews Corporation (a diversified holding company the main interest of which is insurance). Mr. Fribourg is the son of Michel Fribourg.

      John W. Spiegel. Mr. Spiegel has been a Director of the Company and Chairman of the Audit Committee since February 1996. Mr. Spiegel has been Executive Vice President and Chief Financial Officer of SunTrust Banks, Inc. since 1985 and Treasurer of Trust Company of Georgia since 1978. Mr. Spiegel also is currently a member of the Boards of Directors of Rock-Tenn Company (a manufacturer of paperboard products) and Suburban Lodges of America (an extended stay hotelier).

      Lawrence G. Weppler. Mr. Weppler has been a Director of the Company since October 1995. He also has been Vice President and General Counsel-Corporate of ContiGroup since April 1993. From 1980 to April 1993, Mr. Weppler served as Deputy General Counsel of ContiGroup.

Class III Directors

      John P. Tierney. Mr. Tierney has been a Director of the Company and Chairman of the Independent Directors Committee since February 1996. From 1987 until his retirement in December 1994, Mr. Tierney was the Chairman of the Board and Chief Executive Officer of Chrysler Financial Corporation (a non-bank finance company). Mr. Tierney is also currently a Director of Charter One Financial, Inc. (a holding company for Charter One Bank, Charter Michigan Bancorp and Rochester Community Savings Bank, consumer banks offering a variety of financial services) and Dollar Thrifty Automotive Group, Inc. (operator of two separate car rental companies, Dollar and Thrifty).

      Michael J. Zimmerman. Mr. Zimmerman has been a Director of the Company since February 1997. He also has been Senior Vice President-Investments and Strategy of ContiGroup since May 1996. From January 1985 to April 1996, Mr. Zimmerman was a Managing Director at Salomon Brothers.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under Securities and Exchange Commission rules relating to reporting of changes of beneficial ownership of the Common Stock, Forms 4 reporting Continental Grain's October 1998 purchases of the Common Stock were to have been filed by ContiGroup and Mr. Fribourg on or before November 10, 1998. The Forms 4 were filed November 19, 1998.

Meetings and Committees

      The Company has an Executive Committee, a Compensation Committee, an Audit Committee, an Independent Directors Committee, and a 1995 Stock Plan Committee (the "Stock Plan Committee") (which also serves as the Section 162(m) Plan Committee). The Special Pricing Committee, which was formed to authorize the price to be received by the Company from the sale of its shares in the Company's primary offering of Common Stock, was disbanded effective September 16, 1998 by unanimous vote of the Board of Directors. There is no standing nominating committee.

      The Executive Committee, currently comprised of Messrs. Baker, Fishman, Fribourg, and Zimmerman, is authorized and empowered, to the extent of Delaware law, to exercise all functions of the Board of Directors in the interval between meetings of the Board of Directors. The functions of the Compensation Committee, currently comprised of Messrs. Baker, Fribourg, Spiegel, Staheli and Tierney, include reviewing compensation of the executive officers of the Company. The Audit Committee, currently comprised of Messrs. Spiegel and Tierney, assists the Board of Directors in overseeing the financial reporting and the internal operating control of the Company. The role of the Independent Directors Committee, currently comprised of Messrs. Spiegel and Tierney, encompasses reviewing and passing on the fairness of all future material agreements and material transactions between the Company (or any of its subsidiaries) and ContiGroup (or any of its subsidiaries other than the Company and its subsidiaries). The Stock Plan Committee, currently comprised of Messrs. Spiegel and Tierney, administers the ContiFinancial Corporation 1995 Long-Term Stock Incentive Plan (the "Stock Plan") and any other Section 162(m) compensation awards.

      During the year ended March 31, 1999, there were eight meetings of the Board of Directors, no meetings of the Executive Committee, six meetings of the Compensation Committee, five meetings of the Audit Committee, two meetings of the Independent Directors Committee and seven meetings of the Stock Plan Committee. No Director attended fewer than 75% of the total number of meetings of the Board of Directors and committees on which he served.

                                   MANAGEMENT

Executive Officers and Directors

      The directors and executive officers of the Company and their respective ages and positions are as follows:

Name                   Age                     Position
----                   ---                     --------

Alan H. Fishman ....... 53  President, Chief Executive Officer and Director

Robert A. Major ....... 53  Executive Vice President of the Company and
                            President and Chief Executive Officer of
                            ContiMortgage

Glenn S. Goldman ...... 37  Executive Vice President of the Company and
                            Co-President and Managing Director of ContiFinancial Services

Scott M. Mannes ....... 40  Executive Vice President of the Company and
                            Co-President and Managing Director of ContiFinancial Services

Peter Abeles .......... 44  Senior Vice President of the Company and
                            Managing Director of ContiFinancial Services

Robert J. Babjak ...... 57  Senior Vice President of the Company and
                            Executive Vice President and Chief Operating
                            Officer of ContiMortgage

Frank W. Baier ........ 34  Senior Vice President, Chief Financial Officer
                            and Treasurer

A. John Banu .......... 44  Senior Vice President of the Company and
                            Senior Managing Director of ContiFinancial Services

Michael J. Festo ...... 47  Senior Vice President, Human Resources

Alan L. Langus ........ 52  Senior Vice President, Chief Counsel and Secretary

Jerome M. Perelson .... 60  Senior Vice President of the Company and Managing
                            Director and Chief Credit Officer of ContiFinancial Services

Marc E. Halbreich ..... 52  Vice President-Taxes

Debra J. Huddleston ... 43  Vice President - Internal Audit

Mark R. Baker ......... 45  Director and Chairman of the Board

Paul J. Fribourg ...... 45  Director

John W. Spiegel ....... 58  Director

Donald L. Staheli ..... 67  Director

John P. Tierney ....... 68  Director

Lawrence G. Weppler ... 54  Director

Michael J. Zimmerman .. 48  Director

      Set forth below are the biographies of the executive officers:

      Robert A. Major. Mr. Major has been Executive Vice President of the Company since October 1995, President and a Director of ContiMortgage since July 1995 and Chief Executive Officer of ContiMortgage since June 1996. Prior to becoming Chief Executive Officer, Mr. Major was the Chief Operating Officer, a position he had held since July 1995. From February 1993 to July 1995, Mr. Major was Chief Operating Officer for NationsCredit Corporation (a diversified financial services company). From April 1990 to February 1993, Mr. Major was Chief Executive Officer of Chrysler First (a consumer finance company acquired by NationsBank Corporation in February 1993).

      Glenn S. Goldman. Mr. Goldman has been Executive Vice President of the Company since July 1997, prior to which he had been Senior Vice President since October 1995. He joined ContiFinancial Services in April 1990 and was appointed Managing Director of ContiFinancial Services in August 1992 after holding the position of Vice President, Corporate Finance. He was appointed Co-President of ContiFinancial Services in July 1997.

      Scott M. Mannes. Mr. Mannes has been Executive Vice President of the Company since July 1997, prior to which he had been Senior Vice President since October 1995. He joined ContiFinancial Services in September 1990 and was appointed Managing Director of ContiFinancial Services in August 1992 after holding the position of Vice President, Corporate Finance. He was appointed Co-President of ContiFinancial Services in July 1997.

      Peter Abeles. Mr. Abeles has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in 1989 and was appointed Managing Director of ContiFinancial Services in August 1992 after serving as Vice President, Corporate Finance from October 1989 to August 1992.

      Robert J. Babjak. Mr. Babjak has been Senior Vice President of the Company since October 1995. He was appointed Executive Vice President and Chief Operating Officer of ContiMortgage in June 1996 prior to which he was Senior Vice President, Chief Credit Officer, a position he had held since October 1995 when he was also appointed as a Director of ContiMortgage. Prior to October 1995 he was Vice President, Chief Credit Officer of ContiMortgage, a position he had held since April 1992. Mr. Babjak joined ContiMortgage in June 1991 as Chief Credit Officer.

      Frank W. Baier. Mr. Baier has been Senior Vice President, Chief Financial Officer and Treasurer of the Company since June 1999. Previously he held the position of Vice President and Treasurer from September 1997 to May 1999. Mr. Baier joined the Company in September 1996 as Director of Corporate Finance. Prior to joining the Company, Mr. Baier had been employed at RJR Nabisco Inc. since June 1987 where he had a variety of positions in the accounting and treasury functions most recently as Director, Corporate Finance, the position he held from March 1995 through September 1996. He was Manager, Corporate Finance of RJR Nabisco Inc. from January 1991 through March 1995.

      A. John Banu. Mr. Banu has been Senior Vice President of the Company since October 1995. He joined ContiFinancial Services in 1984 as Vice President, Debt Placement and was appointed Managing Director of ContiFinancial Services in August 1992 and Senior Managing Director in July 1997.

      Michael J. Festo. Mr. Festo has been Senior Vice President, Human Resources of the Company since September 1996, prior to which he held the position of Vice President, Human Resources of the Company from October 1995. He was appointed Vice President, Human Resources of ContiTrade Services Corporation in July 1990. Mr. Festo held a number of staff and executive human resources positions within ContiGroup since joining ContiGroup in 1974.

      Alan L. Langus. Mr. Langus has been Senior Vice President, Chief Counsel and Secretary of the Company since September 1996, prior to which he held the position of Vice President, Chief Counsel and Secretary of the Company from October 1995. He was Vice President and Chief Counsel of ContiTrade Services Corporation between December 1989 and October 1995.

      Jerome M. Perelson. Mr. Perelson has been Senior Vice President of the Company since February 1997 prior to which he held the position of Senior Vice President and Chief Financial Officer of the Company from October 1995. He has been Managing Director and Chief Credit Officer of ContiFinancial Services since September 1995. Mr. Perelson joined Continental Grain in 1971. He was appointed Managing Director and Chief Credit Officer of ContiTrade Services Corporation in August 1989 and President in November 1993, after serving as Corporate Deputy Treasurer of Continental Grain.

      Marc E. Halbreich. Mr. Halbreich joined the Company in April 1998 as Vice President - Taxes. He previously had worked for ContiGroup since August 1987 where he held a number of corporate tax positions including Assistant Vice President - International Taxes, the position he held from April 1990 through April 1998.

      Debra J. Huddleston. Ms. Huddleston has been Vice President-Internal Audit of the Company since May 1997. She was appointed Vice President-Internal Audit of ContiMortgage in July 1992. Prior to that, Ms. Huddleston also had held the position of Controller-Government Securities and Foreign Exchange Division of ContiGroup since 1991.

Changes in Management and Board of Directors

      Several changes in the senior management and the Board of Directors of the Company have occurred since the end of fiscal year 1999. In June 1999, Daniel J. Willett resigned his position as Senior Vice President and Chief Financial Officer; Mr. Willett was replaced by Frank W. Baier, who now holds the titles of Senior Vice President, Chief Financial Officer and Treasurer. James E. Moore resigned as President, Chief Executive Officer and a Director of the Company in July 1999; Mr. Moore was replaced by Alan H. Fishman, who now holds those titles. James J. Bigham resigned as Chairman of the Board of Directors in July 1999; he was replaced by Mark R. Baker.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

                                     ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                     -------------------              ----------------------
                                                                               AWARDS                 PAYOUTS
                                                                               ------                 -------
                            FISCAL                                  RESTRICTED         STOCK           LTIP
NAME                         YEAR    SALARY        BONUS              STOCK           OPTIONS         PAYOUTS        OTHER
----                         ----    ------        -----              -----           -------         -------        -----
                                       $             $                  $                #               $             $
James E. Moore(a)            1999   275,000              0                --            93,000             --          6,195 (e)
President and Chief          1998   275,000      2,380,000                --            50,000             --        331,400
Executive Officer            1997   250,000      2,000,000                --                --             --        719,500


Robert A. Major              1999   245,833              0                --            81,000             --           6,266 (e)
Executive Vice               1998   225,000      1,600,000                --            40,000             --          5,867
President/Chief  Executive   1997   220,883      1,500,000                --                --             --             --
Officer, ContiMortgage

Glenn S. Goldman             1999   190,000              0                --            74,000             --          4,833 (e)
Executive Vice               1998   183,250      1,540,000                --            40,000             --        431,400
President/Co-President and   1997   164,667      1,160,000                --                --             --        674,500
Managing Director,
ContiFinancial Services

Scott M. Mannes              1999   190,000              0                --            74,000             --          4,833 (e)
Executive Vice               1998   183,250      1,540,000                --            40,000             --        431,400
President/Co-President and   1997   164,667      1,160,000                --                --             --        674,500
Managing Director,
ContiFinancial Services

Daniel J. Willett (b)        1999   211,666              0                --            50,000             --      5,820 (e)
Senior Vice President and    1998   205,000        300,000(c)        213,780(d)         35,000             --         N/A(e)
Chief Financial Officer      1997    34,160             --                --                --             --         N/A(e)

      (a) Mr. Moore resigned his position as President, Chief Executive Officer and Director effective July 20, 1999.

      (b) Mr. Willett resigned his position as Senior Vice President and Chief Financial Officer effective June 1, 1999 and received a separation payment of $440,000.

      (c) Represents Mr. Willett's accrued and/or deferred bonus for fiscal year ending March 31, 1998 under the Company's Named Executive 162(m) Bonus Plan (as defined in the Joint Report of Compensation Committee and Stock Plan Committee herein). A portion of Mr. Willett's bonus was deferred in the form of 3,155 restricted shares of the Common Stock which vested prior to or at the time of his resignation in June 1999.

      (d) Grant of 6,000 shares of restricted Common Stock to Mr. Willett under the ContiFinancial Corporation 1995 Long-Term Stock Incentive Plan which vested prior to or at the time of his resignation in June 1999. Represents the value of such stock on the date the grant was made. The value of these 6,000 shares at March 31, 1999 was $42,780.

      (e) Represents the Company's matching contributions under the ContiFinancial Savings Plan, a defined contribution plan established under Section 401(k) of the Internal Revenue Code of 1986.

            Information on the Company's matching contributions for Mr. Willett in fiscal years 1997 and 1998 is not available due to a change in trustees for the ContiFinancial Savings Plan.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                      AND FISCAL YEAR 1999 OPTION VALUE (a)

      The following table provides information as to options exercised by each of the named executive officers of the Company during fiscal 1999. The table also sets forth the value of options held by such officers at year end measured in terms of the reported last sale price of the Common Stock on the New York Stock Exchange on March 31, 1999 and the option exercise price. No stock appreciation rights ("SARs") have ever been granted to executive officers.

                                         NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                               OPTIONS                     IN THE MONEY
                                          AT FISCAL YEAR END       OPTIONS AT FISCAL YEAR END (a)
                                          ------------------       ------------------------------
                   SHARES
                  ACQUIRED
                     IN      VALUE
                  EXERCISE  REALIZED  EXERCISABLE  UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                  --------  --------  -----------  -------------    -----------   -------------
                                          #              #               $              $
James E. Moore        --       --       474,975       147,445         35,030         70,060

Robert A. Major       --       --       324,652       115,963         30,510         61,020

Glenn S. Goldman      --       --       176,095       95,050          27,872         55,747

Scott M. Mannes       --       --       176,095       95,050          27,872         55,747

Daniel J. Willett     --       --       59,791        52,709          14,666         29,333

(a) The 1999 year end value of the Common Stock was $7.13. The dollar value shown in the table is calculated by determining the difference between the year end value of the Company's Common Stock and the exercise price of the option exercisable at year end.

                        OPTION GRANTS IN FISCAL YEAR 1999

      The following table shows all grants of options during the fiscal year ending March 31, 1999 to the executives of the Company named in the Summary Compensation Table for fiscal 1999. The options were granted under the Company's 1995 Long-Term Stock Incentive Plan (the "Stock Plan"). Pursuant to Securities and Exchange Commission rules, the table also shows the value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table.

                                                                                      Potential Realizable Value at
                                          Individual Grants                              Assumed Annual Rates of
                   ---------------------------------------------------------------      Stock Price Appreciation
                                  % of Total Options                                       for Option Term (b)
                   # of Options       Granted to       Exercise Price   Expiration    -----------------------------
       Name         Granted (a)      Employees in      ($ per share)    Date             5% ($)          10% ($)
                                  Fiscal Year  1999                                   -----------------------------
James E. Moore        93,000            12.4%               $6.00        12/10/08        350,920         889,300

Robert A. Major       81,000            10.8%               $6.00        12/10/08        305,370         774,360

Glenn S. Goldman      74,000             9.8%               $6.00        12/10/08        278,980         707,440

Scott M. Mannes       74,000             9.8%               $6.00        12/10/08        278,980         707,440

Daniel J. Willett     50,000             6.6%               $6.25        12/18/08        196,500         498,000

      (a) Granted on December 10, 1998 to Messrs. Moore, Mannes, Major and Goldman and on December 18, 1998 to Mr. Willett. These options have a ten-year term, are subject to the individual's continued employment with the Company, and vest as follows: for Messrs. Moore, Mannes, Major and Goldman, 1/3 as of December 10, 1998, 1/3 as of December 10, 1999 and 1/3 as of December 10, 2000; and for Mr. Willett, 1/3 as of December 18, 1998, 1/3 as of December 18, 1999 and 1/3 as of December 18, 2000.

      (b) These values were calculated assuming a 5% and 10% annual appreciation of the price of the security at the time of the grant over the ten-year term of the option. The grant was made at an exercise price of $6.00 per share to Messrs. Moore, Major, Mannes and Goldman and $6.25 per share to Mr. Willett.

                   JOINT REPORT OF COMPENSATION COMMITTEE AND
                              STOCK PLAN COMMITTEE

Introduction

      The Compensation Committee and the 1995 Stock Plan Committee of the Company's Board of Directors (respectively, the "Compensation Committee" and "Stock Plan Committee"; collectively, the "Committees") were formed upon consummation of the Company's initial public offering ("IPO") in February 1996. The Stock Plan Committee is composed of Mr. Spiegel and Mr. Tierney, the Company's two independent outside directors. The Compensation Committee is composed of Mr. Baker, Mr. Fribourg, Mr. Spiegel, Mr. Staheli and Mr. Tierney. Mr. Bigham was a member of the Compensation Committee during the fiscal year ended March 31, 1999.

      The Stock Plan Committee is responsible (a) for establishing the general policies that apply with respect to stock option, restricted stock, stock appreciation right, performance award and other stock-based award grants to current and newly hired officers and other key employees under the Company's 1995 Long-Term Stock Incentive Plan (the "Stock Plan"), and (b) for determining the size and terms of any actual grants under the Stock Plan. The Stock Plan Committee is also responsible for making all annual bonus determinations under the Section 162(m) Annual Bonus Plan for executive officers who are or are likely to be named executive officers ("NEOs") (the "NEO Bonus Plan"), so that annual bonus awards made under such Plan to covered named executive officers of the Company may qualify as "performance based compensation" for purposes of Internal Revenue Code Section 162(m).

      Except for the Stock Plan award and NEO Bonus Plan award determinations handled by the Stock Plan Committee, the Compensation Committee is responsible for establishing and administering the overall compensation policies applicable to the Company's officers and other key executives and for determining any other compensation matters relating to the Company's senior management.

      The Committees' primary goal is to have the Company's officer and key employee compensation programs structured and implemented in a manner that recognizes the Company's need to retain and attract the caliber of senior executives and other key employees needed for the Company to compete in the highly competitive businesses in which it operates, while linking the Company's business strategies and objectives to the forms and levels of compensation paid and emphasizing the importance and value of achieving targeted performance objectives at both the operating unit and Company level.

Section 162(m)

      The Committees have adopted a general policy of paying senior executive compensation that complies with the requirements of Internal Revenue Code
Section 162(m), while reserving the right to exceed the Section 162(m) limits where the Committees believe such action(s) to be in the Company's best interest. Consistent with that policy, the Stock Plan Committee administers the Company's Stock Plan and, within the first 90 days of each fiscal year, sets the performance targets for, determines the participants in, and specifies the individual bonus opportunities under the Company's NEO Bonus Plan for such year, and also determines the actual amounts payable following year end under such plan.

Annual Cash Compensation

      The Committees believe that the Company's practices with respect to cash compensation should emphasize pay for performance by (a) generally setting base salaries at levels that are conservative when compared to estimated market rates, based on available survey, proxy and other data, and (b) establishing annual bonus opportunities that provide for competitive levels of total cash compensation for good performance and 75th percentile or higher levels of total cash compensation for excellent to outstanding performance, while also taking into account the basis for, and value of, long-term incentive awards.

Base Salary Levels

      For the fiscal year ended March 31, 1999, salary determinations with respect to executive officers and other key executives were made jointly by the Chairman and the Chief Executive Officer of the Company (after taking into account, in the case of ContiMortgage Corporation ("CMC") executives, the recommendations of the President of CMC), subject to the approval of the Compensation Committee in the case of executive officers.

      Based on a 1998 analysis of survey and proxy data for various companies in the investment banking and mortgage/asset finance company sectors, and on the advice of the independent executive compensation consultants regarding such data, the Compensation Committee believes that the base salaries for the Company's current executive officers and other key employees for the fiscal year ending March 31, 1999 were generally competitive at the median level when compared to the range of practice for comparable companies.

Annual Bonus Awards

      For the fiscal year ending March 31, 1999, the Company maintained several different annual bonus plans, including the NEO Bonus Plan for certain executive officers likely to be subject to Internal Revenue Code Section 162(m), General Annual Bonus Plans for ContiFinancial Services Investment Banking Group-N.Y. ("CF-NY") and CMC, and separate plans for certain other segments of the Company's operations. For the fiscal year ending March 31, 1999, the executive officers of the Company who were not covered by the NEO Bonus Plan were covered by the CF-NY General Annual Bonus Plan or the CMC General Annual Bonus Plan.

      The bonus opportunities under the NEO Bonus Plan for the fiscal year ending March 31, 1999 were based on achieving target levels of adjusted net profits (net pretax profit before bonus payouts but after taking into account interest expenses and various other direct and allocated expenses). Based on the Company's performance for the fiscal year ending March 31, 1999, and in accordance with the terms of the NEO Bonus Plan, the Stock Plan Committee determined in June 1999 that no amounts would be payable to any participant under that plan for such year.

      The bonus pools under the CF-NY and CMC General Annual Bonus Plans for the fiscal year ending March 31, 1999 were also based on targets relating to adjusted net profits. Based on the Company's performance for the fiscal year ending March 31, 1999, and in accordance with the terms of those plans, the Compensation Committee determined in June 1999 that no amounts would be payable to any participants under those plans for such year.

      As a result of the above-described bonus actions, the Committees believe that the combined salary and annual bonus compensation levels of the Company's executive officers for the fiscal year ending March 31, 1999 were generally below the levels competitive with historical median practice among comparator companies.

Special Stay-Put Bonus or Severance Arrangements

      During the fiscal year ending March 31, 1999, the Company entered into certain "stay-put" bonus or severance arrangements with certain executive officers and other key employees in an effort to retain those employees while the Company dealt with the difficulties that it began encountering starting in the second quarter of such fiscal year. With certain limited exceptions, the amounts payable under these arrangements generally became payable in June 1999. As reflected in the Summary Compensation Table above, the only named executive officer for the fiscal year ending March 31, 1999 to receive any type of stay-put arrangement during such year was Mr. Willett.

      In June 1999 the Company entered into special cash stay put arrangements with certain but not all Executive Officers and other employees of the Company. These awards are payable in February 2000 contingent upon the Executive Officers' and key employees' continued employment.

      Also in June 1999, separate arrangements were developed for Mr. Goldman and Mr. Mannes. These arrangements are contingent upon a number of factors, one of which is employment through September 1999, and could result in maximum payments of $1.25 million to Mr. Goldman and $900,000 to Mr. Mannes.

Stock-Based Incentive Awards

      The Stock Plan authorizes the Stock Plan Committee to grant executive officers and other key employees incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and/or restricted stock unit awards, performance awards, and/or other stock-based awards.

      In December 1998, the Stock Plan Committee made stock option grants (priced at 100% of market at grant) to a select group of the Company's executive officers and key employees. Based on then available data, the Committee believes that the 1999 grants made to executive officers were generally consistent with, or more conservative than, median grant levels based on then current market practices.

Special Warrant-Based Incentives

      Pursuant to separate pre-IPO and post-IPO long-term incentive plans, various key employees of the Company have been eligible to receive separate incentive awards that are based on the net amounts realized (if any), after certain adjustments, on the actual or deemed sale of certain securities acquired by exercising designated warrant positions acquired in the normal course of CF-NY's operations. No such amounts were realized under either the pre-IPO plan or the post-IPO plan during the fiscal year ending March 31, 1999, and, as a result, no payouts were made to any officers or other employees under those plans with respect to amounts realized during the fiscal year ending March 31, 1999.

CEO Compensation

      Based on a 1998 analysis of survey and proxy data and the advice of the Company's outside executive compensation consultants regarding such data, the Compensation Committee believes that Mr. Moore's base salary rate for the fiscal year ended March 31, 1999 was generally competitive with median practice for the heads of mortgage-backed/asset-backed securities finance operations, and was otherwise conservative when compared to the proxy data for chief executive officers at publicly traded companies in the mortgage lender/finance company sector.

      As a result of the Company's poor performance for the fiscal year ending March 31, 1999, Mr. Moore was not awarded any annual bonus for such fiscal year
- in contrast to the large bonus awards made to him for the fiscal years ending in 1997 and 1998. As a result, the Committees believe that Mr. Moore's resulting total cash compensation for the fiscal year ended March 31, 1999, was well below the estimated historical median target total cash compensation level for comparable positions.

      A stock option grant for 93,000 shares, priced at 100% of market at grant, was made to Mr. Moore in December 1998. The Committee believes that that grant was modest in size compared to market practices for CEO grants, but reasonable in view of the size of and vesting status for his prior option and restricted stock grants.

      No payouts were made to Mr. Moore under the pre-IPO and post-IPO warrant-based long-term incentive plans with respect to amounts realized during the fiscal year ending March 31, 1999, and Mr. Moore was not covered by a stay-put arrangement as of March 31, 1999 or as of June 30, 1999.

Conclusion

      Because of the poor performance of the Company, the Committee feels that below market total cash compensation paid to the Company's Chief Executive Officer and other Executive Officers for the fiscal year ending March 31, 1999 is supported. In addition, the Stock Plan Committee felt that the December 1998 option grants would provide some incentive to retain key employees as the Company refocuses itself.

Compensation Committee                      Stock Plan Committee

Mark R. Baker                               John W. Spiegel
Paul J. Fribourg                            John P. Tierney
John W. Spiegel
Donald L. Staheli
John P. Tierney

                              DIRECTOR COMPENSATION

      The Company's policy is not to pay any additional compensation to directors who are also employees of the Company and its subsidiaries. Non-employee directors of the Company (including officers of ContiGroup) receive a $23,000 annual fee for serving as a member of the Board of Directors, a $9,000 annual fee for attending all meetings of the Board of Directors in any fiscal year, a $3,000 annual fee for acting as a chairperson of a committee of the Board of Directors and a $1,000 committee per diem meeting fee. All non-employee directors who are employees of ContiGroup will transfer any fees paid to them to ContiGroup in accordance with ContiGroup's corporate policy.

      Under the Directors Retainer Fee Plan (the "Directors Plan"), a Director who is not an employee of the Company or an affiliate (an "Eligible Director") may elect to receive payment of all or any portion of his or her annual cash retainer and meeting fees (including fees for chairing committees) either currently, in cash or shares of Common Stock, or may elect to defer receipt of any such payment. Any deferral election must be made pursuant to an irrevocable election made six months in advance of the deferral.

      Deferrals are invested, at the election of the Eligible Director, in (a) a stock unit account to which earnings are credited based on dividends payable with respect to shares of Common Stock, or (b) a cash account to which interest is credited annually at the prime rate as published in The Wall Street Journal prior to the beginning of each fiscal year of the Company. As elected by the Eligible Director, distributions are made on the first day of the month following the earliest to occur of the Director's (a) death, (b) disability or
(c) termination of service or retirement. Distributions made from an Eligible Director's stock unit account will be paid in a single payment in the form of shares of Common Stock (and cash representing any fractional share); distributions from an Eligible Director's cash account will be paid in a single cash payment or in up to 15 annual installments, at the election of the Eligible Director.

      The Directors Plan is administered by the Board of Directors. No rights granted under the Directors Plan are transferable other than pursuant to the laws of descent or distribution. The Directors Plan may be amended or terminated by the Board of Directors, provided that no amendment or termination may adversely affect any rights accrued prior to the date of amendment or termination and provided that any amendment for which stockholder approval is required by law or in order to maintain continued qualification of the Directors Plan under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, shall not be effective until such approval has been obtained. The aggregate number of shares authorized for issuance under the Directors Plan is 50,000. As of July 22, 1999, none had been issued.

                                PERFORMANCE GRAPH

      Set forth below is a graph comparing the total stockholder returns (assuming reinvestment of dividends) of the Company from February 14, 1996 (the month in which the Common Stock became registered under Section 12 of the Securities Exchange Act of 1934, as amended) through March 31, 1999, to the Standard & Poor's 500 Composite Stock Index ("S&P 500") and the Company's peer group (the "Peer Group"). The companies included in the Peer Group consist of Advanced Financial, Advanta Corp. (Class A), American Asset Management Corp., Beneficial Corporation (merged with Household Financial in July 1998), Countrywide Credit Industries, Inc., Credit Depot Corporation, Doral Financial Corp. (formerly First Financial Caribbean Corp.), First Mortgage Corporation (California), White Mountain Insurance Group (formerly Fund American Enterprises Holdings, Inc.), Green Tree Financial Corp. (merged with Conseco Inc. in July
1998), Hamilton Financial Services, Imperial Credit Industries Inc., Litchfield Financial Corp., Lomas Financial Corp., The Money Store Inc. (acquired by First Union Corp. in July 1998), North American Mortgage Co. (acquired by Dime Financial Corp. in July 1998), Paragon Mortgage Corp. and Resource Bancshares Mortgage Group, Inc.

                               [GRAPHIC OMITTED]

                              CERTAIN TRANSACTIONS

      ContiGroup is the Company's largest stockholder, currently owning approximately 78% of the Company's outstanding Common Stock. ContiGroup effectively has voting control on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions. Five of the directors of the Company are current or former officers of ContiGroup and such directors constitute a majority of the Board of Directors.

      ContiGroup is able to elect all of the directors of the Company and to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval.

      The following are summaries of the various agreements between the Company (or one of its wholly-owned subsidiaries) and ContiGroup (or one of its subsidiaries), which summaries are qualified in their entirety by reference to such agreements.

      The Company has adopted a policy that all material agreements entered into following the initial public offering in February 1996 (the "IPO") between the Company and ContiGroup and its affiliates will be reviewed and passed on for fairness by the Independent Directors Committee.

Indemnification Agreement

      ContiGroup and the Company have entered into an indemnification agreement (the "Indemnification Agreement"). Subject to certain exceptions, the Indemnification Agreement places financial responsibility for the liabilities related to the business of the Company and its subsidiaries with the Company and financial responsibility for the liabilities related to the business of ContiGroup and its other subsidiaries with ContiGroup. Under the Indemnification Agreement, each of ContiGroup and the Company indemnifies the other in the event of certain liabilities, including liabilities under the Securities Act of 1933 or the Securities Exchange Act of 1934. The Company is not aware of any material payments that it will be required to make, or that it may be entitled to receive, under the Indemnification Agreement. No amounts were paid under the Indemnification Agreement in fiscal 1999.

Tax Sharing Agreement

      Effective June 4, 1997, upon the completion of the Company's primary offering of Common Stock, ContiGroup's percentage ownership of the Company was reduced from approximately 81% to approximately 75%. Consequently, from that date, the Company was no longer included in Continental Grain's consolidated U.S. Federal tax return. The Company continues to file certain consolidated or combined state returns with ContiGroup. With respect to the periods prior to the June 4, 1997 offering, the Company's Federal taxes were determined in accordance with the tax sharing agreement (the "Tax Sharing Agreement") between the Company and ContiGroup. On February 14, 1996 the Company and ContiGroup entered into the Tax Sharing Agreement which (a) defined their respective rights and obligations with respect to Federal, state, local and all other taxes for all taxable periods both prior to and after the IPO and (b) governed the conduct of all audits and other tax controversies relating to the Company.

      Pursuant to the Tax Sharing Agreement, the Company was charged or credited, as applicable, for its state and Federal income tax liabilities or refunds that would have been payable or received by the Company for such year, or portion thereof, determined as if the Company had filed separate state and Federal income tax returns computed in accordance with prevailing state and Federal income tax laws and regulations as applied to the Company as if it were a separate taxpayer. Under the Tax Sharing Agreement, the Company accrued a $8.7 million tax payable due to ContiGroup in fiscal 1999. The Company paid this amount to ContiGroup subsequent to the end of fiscal year 1999.

Employee Benefit Allocation Agreement

      On February 14, 1996, ContiGroup and the Company entered into an employee benefits allocation agreement (the "Employee Benefits Allocation Agreement") which permitted the Company's employees to continue to participate in the ContiGroup employee benefit plans. The cost of the Company's employees' participation in these programs was allocated to the Company based on the actual cost of benefit accruals and an allocated cost of administration of the plans and overhead. Effective April 1, 1998, the Company discontinued its participation in the ContiGroup health care plan and obtained independent coverage, and effective July 1, 1998, the Company discontinued participation in the ContiGroup pension plan.

Services Agreement

      Pursuant to an agreement between ContiGroup and the Company (the "Services Agreement"), ContiGroup provides the Company certain corporate services, including Federal and state tax (including payroll) administration, management information and communications support services, public affairs, and facilities management through March 31, 1999 and from year to year thereafter unless terminated by either party upon 90 days' prior written notice. The costs for services provided pursuant to the Services Agreement are based on ContiGroup's costs for providing such services attributable to the Company. The Company paid or accrued $2.1 million for such services (which does not include the guarantee fees described in the next paragraph) in fiscal 1999.

      The Services Agreement also provides that ContiGroup may, but is not obligated to, provide guarantees of obligations due third parties. For these guarantees, the Company will pay ContiGroup annual fees of (a) 0.05% of the daily average of the utilized sale capacity under any loan or purchase and sale facility guaranteed by ContiGroup; (b) 0.25% of the (i) daily average amount at risk to ContiGroup under any excess spread receivables (which represent interest-only and residual certificates received upon the completion of a securitization) or similar structured sale of excess spread receivables guaranteed by ContiGroup; (ii) daily average amount of the outstanding debt under any loan agreements or other debt instruments guaranteed by ContiGroup; and (iii) annual average amount remaining to be paid by the Company under any leases and other payment obligations guaranteed by ContiGroup and not described in clauses (i) and (ii) of this sub-clause (b); (c) 0.005% of the amount of proceeds received by the Company in any underwriting agreement guaranteed by ContiGroup; and (d) with respect to any other indemnification and performance obligations guaranteed by ContiGroup, 0.25% of the lesser of

(i) the daily average of the maximum amount payable by the Company under such indemnity or performance obligation and (ii) the amount of proceeds received by the Company in the related transaction. Any guarantee fee ceases to be payable when the Company is no longer legally required to make any such indemnification or performance payment. The Company paid or accrued $164,500 in guarantee fees for such services in fiscal 1999.

      Pursuant to the Services Agreement, the Company has agreed that if, and at such time when, ContiGroup owns less than 20% of the voting stock of the Company, the Company will, at the request of ContiGroup, change the names of the Company and its subsidiaries to names that are not the same as, or confusingly similar to, ContiGroup's current corporate name, including eliminating the term "Conti" from such names.

      Finally, the Services Agreement provides that the Company may request ContiGroup to provide such other corporate services as it routinely provides to other subsidiaries and divisions.

Subservicing Agreement

      On November 1, 1998, the Company's largest home equity lending subsidiary, ContiMortgage Corporation ("ContiMortgage"), and two other subsidiaries of the Company entered into a subservicing agreement (the "Subservicing Agreement") with ContiGroup and Manufacturers and Traders Trust Company (the "Trustee"). Pursuant to the Subservicing Agreement, ContiGroup, as subservicer, agrees to advance to the Trustee on each monthly remittance date an amount equal to the delinquency advance, if any, that is required to be made by ContiMortgage under certain agreements relating to ContiMortgage's securitizations, but not in excess of $85 million of aggregate outstanding advances. ContiMortgage is obligated to pay a subservicing fee to ContiGroup as compensation for this service, which subservicing fee totaled $582,000 in fiscal 1999.

      In May 1999, ContiGroup extended a short-term warehouse financing facility to the Company for a maximum amount of $60 million. Availability under the facility is subject to a combined maximum amount of $85 million of this facility and the servicer advances facility under the Subservicing Agreement. The May 1999 short-term warehouse financing facility was terminated on August 3, 1999.

Sublease

      The Company and ContiGroup have entered into a sublease agreement (the "Sublease") pursuant to which the Company subleases from ContiGroup office space at 277 Park Avenue, New York, New York. The Company occupies approximately one and a third floors of space leased from ContiGroup. Under the terms of the Sublease, the Company pays ContiGroup its costs for the office space. As a subtenant, the Company assumes its proportionate share of the additional rental expenses paid by ContiGroup as a lessee under the terms of its lease. The term of the Sublease extends through February 28, 2000. The Company paid $1.3 million to ContiGroup under its sublease arrangements in fiscal 1999.

Registration Rights

      Under a Common Stock Registration Rights Agreement (the "Common Stock Registration Rights Agreement") between the Company and ContiGroup, the Company has granted ContiGroup the right to require the Company to register shares of Common Stock held by ContiGroup for sale in accordance with ContiGroup's intended method of disposition thereof (a "demand registration"). ContiGroup may require up to six such demand registrations, with no more than one every six months. Additionally, the Company has granted to ContiGroup the right, subject to certain exceptions, to participate in registrations of Common Stock initiated by the Company on its own behalf or on behalf of its stockholders (a "piggy-back registration"). The Company is required to pay expenses (other than underwriting discounts and commissions) incurred by ContiGroup in connection with the demand and piggy-back registrations. Subject to certain limitations specified in the Common Stock Registration Rights Agreement, ContiGroup's registration rights are assignable to third parties. The Common Stock Registration Rights Agreement contains indemnification and contribution provisions by the Company for the benefit of ContiGroup and permitted assigns and their related persons.

Withholding Tax Loan Program

      The Company has granted "restricted" Common Stock (the "Restricted Stock") and options to purchase Common Stock (the "Options") to its key officers and managers under the Stock Plan. In order to facilitate the continued ownership of such Restricted Stock and Options by those key officers following vesting, the Company implemented a withholding tax loan program to allow such officers to borrow funds from the Company to pay for a portion of the withholding taxes due upon the vesting of the Restricted Stock and Options.

      The following list sets forth those directors and executive officers of the Company who have received such loans in amounts over $60,000. It includes the largest aggregate amount of the loan outstanding at any time during fiscal year 1999 and the amount of the loan outstanding or committed as of June 30, 1999. Interest charged on each loan is equal to one-month LIBOR plus 1.25%. Loans were made on March 14, 1996, March 14, 1997, March 31, 1997, March 31, 1998 and March 31, 1999.

                                                          Largest Amount
                                                          Outstanding During          Amount Outstanding as
Name                         Title                        Fiscal Year 1999 ($)        of June 30, 1999 ($)
----                         -----                        --------------------        --------------------
James E. Moore               President, Chief Executive   857,858                     857,858
                             Officer and Director

Glenn S. Goldman             Executive Vice President     456,610                     456,610

Scott M. Mannes              Executive Vice President     600,109                     0

Peter Abeles                 Senior Vice President        189,093                     189,093

Robert J. Babjak             Senior Vice President        177,245                     177,245

A. John Banu                 Senior Vice President        303,552                     303,552

Michael J. Festo             Senior Vice President -      60,000                      60,000
                             Human Resources

Jerome M. Perelson           Senior Vice President        121,819                     0

Debra J. Huddleston          Vice President - Internal    119,918                     119,918
                             Audit

President and Chief Executive Officer Employment Arrangement

      On July 20, 1999 the Company negotiated with Mr. Fishman an agreement outlining the terms and conditions of his employment. Included in that agreement was a signing bonus of $1,000,000 and an annual base salary of $750,000. Mr. Fishman will also be entitled to receive an annual incentive bonus to be determined by the Compensation Committee of the Company's Board of Directors. Such bonus will be equal to a minimum of $750,000 and a maximum of three times Mr. Fishman's annual base salary. Mr. Fishman was also granted an option to purchase 3,000,000 shares of Common Stock at $1.25 per share. The option to purchase 1,000,000 shares vested immediately upon the grant, the option to purchase 500,000 shares vested on August 20, 1999 and the option to purchase 1,500,000 shares will vest on December 31, 1999, provided, however, that option to purchase the 2,000,000 shares that did not immediately vest is subject to stockholder approval and such vesting is also subject to certain performance goals described herein. The agreement also contains a severance provision which entitles Mr. Fishman to three times his previous year's compensation (base salary and bonus) if terminated not for cause or if he leaves for a "good reason". "Good reason" is defined as a change of control; failure to be reelected or otherwise continue in the office of President and

Chief Executive Officer, as a member of the Board of Directors or as a member of the Executive Committee; the diminishment of Mr. Fishman's duties without his consent; or the Company's material breach of any of the terms of Mr. Fishman's employment agreement. His options will vest if severance is paid. ContiGroup has entered into a guarantee with respect to Mr. Fishman's employment agreement, under which it would be required to pay up to two years of base pay and annual incentives, severance payments and/or certain expense reimbursements, to the extent such amounts were not paid by the Company.

Columbia Financial Partners, L.P.

      Mr. Fishman, President and Chief Executive Officer of the Company, is also Managing Partner of Columbia Financial Partners, L.P. ("Columbia"). The Company executed a Consulting Agreement with Columbia as of July 20, 1999 under which Columbia provides to the Company financial and general business consulting services. The term of the Consulting Agreement is for a period of up to two years at a rate of payment equal to $100,000 per month. ContiGroup has guaranteed payment of the fees due under the Consulting Agreement in the event the Company fails to pay such amounts.

                       APPROVAL OF AMENDMENTS TO THE 1995
                         LONG-TERM STOCK INCENTIVE PLAN

Purpose of Amendments

      The Company is proposing to amend its 1995 Long-Term Stock Incentive Plan (the "Stock Plan") (a) to (i) increase the maximum number of shares with respect to which stock options and stock appreciation rights may be granted to any key employee during any single fiscal year of the Company from 1,000,000 shares to 3,000,000 shares and (ii) increase the maximum number of shares which may be paid to any participant under the Stock Plan with respect to any single performance period in connection with any "performance compensation award" under the Stock Plan that is intended to qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") from 1,000,000 shares to 3,000,000 shares (or if the award is paid in cash, the cash equivalent value of 3,000,000 shares), (b) to authorize an additional 3,000,000 shares of Common Stock that may be issued under the Stock Plan in connection with stock option, restricted stock grants and other awards under the Stock Plan and (c) to add a performance-based goal which will determine whether certain options to purchase the Common Stock become exercisable by the President and Chief Executive Officer. No other amendments are being proposed at this time for the Stock Plan. The Board of Directors, acting on the recommendation of the Stock Plan Committee and the Compensation Committee, has approved these amendments, subject to stockholder approval at the Annual Meeting.

Background

      The principal purpose of the Stock Plan is to provide incentives for officers, key employees and consultants of the Company and its subsidiaries through stock option, restricted stock grants and certain types of stock-based grants under the Stock Plan, thereby motivating such individuals to achieve longer-range performance goals and enabling them to participate in the long-term growth and financial success of the Company.

      When adopted in 1995, the Stock Plan authorized the issuance of 4,437,895 shares of Common Stock in connection with stock option, restricted stock grants and other awards granted thereunder, provided that, if any shares covered by stock option, restricted stock or other awards under the Stock Plan, or to which such an award relates, are forfeited, or if any such award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting) and in either case the participant in question has received no benefits of ownership with respect to the forfeited shares or the shares to which such expired, terminated or canceled award relates (other than voting and dividends or dividend equivalents that were forfeited in connection with such forfeiture, expiration, termination or cancellation), then the shares covered by such award shall, to the maximum extent permitted under Section 162(m) of the Code, again be, or shall become, shares with respect to which awards may be granted under the Stock Plan. In addition, the number of shares of Common Stock that may be issued under the Stock Plan pursuant to options and other awards, as it may be increased pursuant to the proposed amendment, is subject to adjustment in the case of stock split, stock dividend, reclassification or certain other events.

      The Stock Plan was amended, and such amendment was approved by the Company's stockholders at the September 16, 1998 Annual Meeting, to increase the number of shares which could be issued under the Stock Plan by an additional 3,500,000 shares. The proposed Share Amendment will increase the number of shares which can be issued under the Stock Plan by an additional 3,000,000 shares.

      As of June 30, 1999, 3,752,122 shares have already been issued under the Stock Plan in connection with stock option exercises and restricted stock awards, and another 5,482,217 shares are reserved for issuance pursuant to outstanding stock options, including 3,000,000 shares relating to stock options granted earlier in 1999 that were granted subject to stockholder approval of the Stock Plan, pursuant to this proposal, to increase the number of shares available for grant under the Stock Plan.

Description of Stock Plan

      Administration

      The Stock Plan is currently administered by the Stock Plan Committee of the Board of Directors, each member of which is intended to qualify as a "disinterested person" and "outside director" as defined, respectively, by federal securities regulations and the Code as required by the Stock Plan. If, at any time, the Committee does not exist, the Stock Plan would be administered by the Board of Directors.

      Eligibility

      Under the Stock Plan, the Stock Plan Committee may grant key employees and consultants non-qualified and incentive stock options to purchase shares of Common Stock and/or restricted stock or certain other types of stock-based grants. As of June 30, 1999, there were 16 executive officers and approximately 150 other key employees who were eligible for grants under the Stock Plan, and approximately 57 current key employees who had received option and/or restricted stock grants under the Stock Plan during the fiscal year ending in March 1999.

      Maximum Limits on Individual Grants

      The Stock Plan currently limits the maximum number of shares with respect to which stock options and stock appreciation rights may be granted to any key employee during any single fiscal year of the Company to 1,000,000, and also limits to 1,000,000 shares (or if the award is paid in cash, the cash equivalent value of 1,000,000 shares) the maximum number of shares which may be paid to any participant under the Stock Plan with respect to any single performance period in connection with any "performance compensation award" under the Stock Plan that is intended to qualify as "performance-based" compensation under Section 162(m) of the Code. The proposed Limits Amendment will change the 1,000,000 share caps described above to 3,000,000.

      The Stock Plan provides for the granting of "incentive stock options" as defined in Section 422 of the Code and for the granting of "non-qualified stock options" which do not meet the requirements of Section 422 of the Code.

      Options granted under the Stock Plan shall be subject to such terms and conditions, including, without limitation, provisions relating to exercise price and the conditions and timing of exercise, as may be determined by the Stock Plan Committee, in its sole discretion, and specified in the applicable award agreement or thereafter, provided that options intended to qualify as "incentive stock options" under Section 422 of the Code shall be subject to such terms and conditions as may be needed to comply with the applicable rules under Section
422. Payment of the exercise price of an option granted under the Stock Plan may be made in cash, or its equivalent, or, if and to the extent permitted by the Stock Plan Committee, by exchanging shares of Common Stock owned by the optionee (subject to certain restrictions), or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and fair market value of shares so tendered is at least equal to the aggregate exercise price of the option being exercised.

      Restricted Stock Awards

      Restricted stock awards under the Stock Plan consist of a grant of shares of the Common Stock, which generally are subject to forfeiture if the recipient leaves the employ of the Company, other than upon death, disability or retirement, during the restricted period specified in the award agreement. The shares may not be sold, pledged or otherwise transferred until the applicable restricted period of the award has lapsed.

      Restricted stock awards granted under the Stock Plan shall be subject to such terms and conditions, including, without limitation, the duration of the period during which, and the conditions under which, the restricted stock may be forfeited to the Company, as may be determined by the Stock Plan Committee in its sole discretion. Dividends paid on any shares of restricted stock may be paid directly to the participant, withheld by the Company subject to the vesting of the shares pursuant to the applicable award agreement, or deemed reinvested in additional shares of restricted stock or as restricted stock units, as determined by the Stock Plan Committee in its sole discretion.

      Other Types of Awards Permitted

      The Stock Plan also permits the Stock Plan Committee to grant stock appreciation rights, restricted stock units, performance awards and "other stock-based awards".

      Stock appreciation rights, performance awards and restricted stock units granted under the Stock Plan shall be subject to such terms and conditions, including, without limitation, provisions relating to exercise price and the conditions and timing of vesting and exercise, as may be determined by the Stock Plan Committee, in its sole discretion, and specified in the applicable award agreement or thereafter, provided that stock appreciation rights may not be exercisable earlier than six months after the date of grant.

      The Stock Plan Committee also has the authority to grant "other stock-based awards" consisting of any right which is not a stock option, stock appreciation right, restricted stock or restricted stock unit award or performance award, and which is an award of shares of Common Stock, or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock) as may be deemed by the Stock Plan Committee to be consistent with the purpose of the Stock Plan, provided that any such rights must comply, to the extent deemed desirable by the Stock Plan Committee, with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and applicable law. Subject to the terms of the Stock Plan and any applicable award agreement, the Stock Plan Committee shall determine the terms and conditions of any such "other stock-based award", including the price (if any) at which securities may be purchased pursuant to any such award.

      Benefits

      As stated above, the Company granted to Mr. Fishman the option to purchase 3,000,000 shares of Common Stock. The option to purchase 2,000,000 of these shares of Common Stock is conditioned upon stockholder approval. Other than the award to Mr. Fishman, the amount of options and other awards that will be granted in the future under the Stock Plan are not readily determinable. The following table sets forth information respecting options and restricted stock granted during the fiscal year ending in March 1999 to the executive officers named in the Summary Compensation Table, all executive officers as a group and all employees as a group. On August 20, 1999, the closing price for a share of the Common Stock was $2.00.

              Grants Made During Fiscal Year Ending March 31, 1999

                                                                     Restricted
Name and Position                                Option Grants (a)     Stock  Grants (b)
-----------------                                -----------------     -----  ----------
James E. Moore - President and                         93,000                    0
Chief Executive Officer

Robert A. Major - Executive Vice President/
Chief Executive Officer of  ContiMortgage              81,000                    0

Glenn S. Goldman - Executive Vice President/
Co-President and Managing Director                     74,000                    0
of ContiFinancial Services Corp.

Scott M. Mannes - Executive Vice President/
Co-President and Managing Director                     74,000                    0
of ContiFinancial Services Corp.

Daniel J. Willett - Senior Vice President and
Chief Financial Officer                                50,000                    0

All executive officers as a group (16) (c)            581,000               56,205

All participating employees as a group (132) (d)      230,400               43,200

      (a) See footnotes to the Option Grants in Fiscal Year 1999 table for additional information.

      (b) See footnotes to the Summary Compensation Table for additional information.

      (c) Includes five named executive officers identified above plus 8 other executive officers.

      (d) Includes all executive officers plus 44 other employees. The average option exercise price per share of Common Stock granted was $6.00.

Federal Income Tax Consequences

      Options

      The grant of a non-qualified stock option or an incentive stock option will not result in income for the participant or in a deduction for the Company.

      The exercise of a non-qualified stock option will generally result in compensation income for the participant and a deduction for the Company, in each case measured by the difference between the option price and the fair market value of the shares at the time of exercise.

      The exercise of an incentive stock option will not result in income to the participant if the participant (a) does not dispose of the shares within two years after the date of grant or one year after exercise and (b) is an employee of the Company from the date of the grant at least until three months before the exercise or until one year before the exercise in the event of permanent and total disability. If these requirements are met, the basis of the shares upon later disposition, in the case of an exercise for cash, will be the option price, any gain will be taxed to the participant as long-term capital gain, and the Company will not be entitled to a deduction. The excess of the market value of the shares on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax. If the participant disposes of the shares prior to the expiration of either of the holding periods in clause (a) above, the participant will recognize compensation income, and the Company will be entitled to a deduction, in an amount equal to the lesser of (x) the fair market value of the shares on the exercise date minus the option price, or (y) the amount realized on the disposition minus the option price, and any gain in excess of the compensation income portion will be treated as long-term or short-term capital gain. If an optionee ceases to be an employee of the Company and exercises his option after the expiration of the period described in (b) above, the option will be deemed a non-qualified stock option for tax purposes.

      Restricted Stock

      The grant of restricted stock will generally not result in income to the participant or in a deduction for the Company for federal income tax purposes at the time of grant, since the shares are subject to restrictions constituting a "substantial risk of forfeiture" as defined in the Code - unless the participant timely elects to be taxed at the time he or she receives the shares. If no such election is timely made, such participant will generally realize taxable compensation income when the restrictions lapse, based on the fair market value of the stock at that point in time. If such an election is timely made, the amount of ordinary income realized by the grantee will be the fair market value of the shares on the date of grant. Dividends paid on the shares during any restricted period will also be taxable compensation income to the participant when received by the participant. The Company generally will be entitled to a tax deduction to the extent, and at the time, that the participant realizes compensation income.

      Other Awards

      Other awards under the plan will generally be taxable to the employee and deductible by the employer at the time of vesting unless the payout is deferred for tax purposes until a later date.

      Withholding

      When required by applicable law, the Company will withhold or collect from the participant all amounts required to satisfy applicable withholding taxes with respect to option exercises and other awards. Amounts due on the distribution of stock or the exercise of an option must be paid by the participant. In lieu of cash, the participant may elect to provide such required amount by requesting the Company to withhold from the shares being acquired shares having a fair market value equal to such amount, or may deliver to the Company previously acquired shares having such value.

      The discussion set forth above does not purport to be a complete analysis of all potential tax effects relevant to recipients of options or other awards, or to the Company. It is based on federal income tax law, regulations and rulings as of the date of this Proxy Statement, which are subject to change at any time.

Plan Amendments

      The Board of Directors may, in its discretion, amend the Stock Plan at any time, subject to certain limitations with respect to already outstanding grants.

Non-Exclusivity

      Participation in the Stock Plan is not exclusive and does not prevent any participant from participating in any other compensation plan of the Company or from receiving any other compensation from the Company.

Vote Required for Limits Amendment

      The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve the Limits Amendment to the Stock Plan. The Board of Directors is of the opinion that the approval of the Limits Amendment to the Stock Plan is advisable and in the best interests of the Company. A vote for the following amendment to the Stock Plan will be presented at the meeting:

      RESOLVED, that the 1995 Long-Term Stock Incentive Plan be, and hereby is, amended to (i) increase the maximum number of shares with respect to which stock options and stock appreciation rights may be granted to any key employee during any single fiscal year of the Company from 1,000,000 shares to 3,000,000 shares and (ii) increase the maximum number of shares which may be paid to any participant under the Stock Plan with respect to any single performance period in connection with any "performance compensation award" under the Stock Plan that is intended to qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended from 1,000,000 shares to 3,000,000 shares (or if the award is paid in cash, the cash equivalent value of 3,000,000 shares).

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THIS PROPOSED AMENDMENT TO THE COMPANY'S 1995 LONG-TERM STOCK INCENTIVE PLAN BY THE STOCKHOLDERS. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF THE AMENDMENT.

Vote Required for Share Amendment

      The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve the Share Amendment to the Stock Plan. The Board of Directors is of the opinion that the approval of the Share Amendment to the Stock Plan is advisable and in the best interests of the Company. A vote for the following amendment to the Stock Plan will be presented at the meeting:

      RESOLVED, that the 1995 Long-Term Stock Incentive Plan be, and hereby is, amended to increase the number of shares of ContiFinancial Corporation common stock which may be issued under such Plan by an additional 3,000,000 shares.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THIS PROPOSED AMENDMENT TO THE COMPANY'S 1995 LONG-TERM STOCK INCENTIVE PLAN BY THE STOCKHOLDERS. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF THE AMENDMENT.

Stock Plan Performance-Based Goal

      Although the terms of the Stock Plan provide for certain defined goals, an additional performance-based goal has been set for Mr. Fishman, as the recently hired President and Chief Executive Officer, that requires the approval of the stockholders of the Company. This additional goal which will expand the Stock Plan is the ability to maintain the Company as a going concern up through August 20, 1999, the date the extension of the Company's bank revolving credit and letter of credit were set to expire. Mr. Fishman has met this goal. The maximum number of shares of Common Stock which may be purchased by Mr. Fishman having met such goal under the option granted to him is 2,000,000.

Vote Required for Stock Plan Performance-Based Goal Amendment

      The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve the Stock Plan Performance-Based Goal amendment. The Board of Directors is of the opinion that the approval of the Stock Plan Performance-Based Goal amendment is advisable and in the best interests of the Company. A vote for the following amendment to the Stock Plan will be presented at the meeting:

      RESOLVED, that the 1995 Long-Term Stock Incentive Plan be, and hereby is, amended to include the following additional performance-based goal: maintenance of ContiFinancial Corporation as a going concern through August 20, 1999.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THIS PROPOSED AMENDMENT TO THE COMPANY'S 1995 LONG-TERM STOCK INCENTIVE PLAN BY THE STOCKHOLDERS. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF THE AMENDMENT.

                          APPROVAL OF AMENDMENT TO THE
              SECTION 162(m) PERFORMANCE BASED EXECUTIVE BONUS PLAN

Background

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally precludes a publicly traded company from taking a tax deduction for compensation in excess of $1 million paid to the company's chief executive officer or any of the company's four next highest paid executive officers, subject to several exceptions, including an exception for compensation paid under a shareholder-approved plan that is "performance-based" within the meaning of
Section 162(m).

      The Company's Board of Directors, the Compensation Committee and the Stock Plan Committee of the Board of Directors (in its capacity as administrator of the Section 162(m) Performance Based Executive Bonus Plan, the Stock Plan Committee operates as the "Section 162(m) Plan Committee") of such Board believe that, as a matter of general policy, the Company's annual incentive compensation plans should be structured to facilitate compliance with Section 162(m), but that the Section 162(m) Plan Committee should reserve the right to establish separate annual and other incentive compensation arrangements for otherwise covered executive officers that may not comply with Section 162(m) if it determines, in its sole discretion, that doing so would be in the Company's best interests.

      In June 1996, in an effort to take advantage of the Section 162(m) exception for "performance-based" plans, the Section 162(m) Plan Committee and the Company's Board of Directors approved the adoption of the Company's Section 162(m) Performance Based Executive Bonus Plan (the "Section 162(m) Bonus Plan"), which was approved by the Company's stockholders at the Company's 1996 annual meeting.

      The following is a summary of the key features of the Section 162(m) Bonus Plan.

Purpose

      The purpose of the Section 162(m) Bonus Plan is (i) to retain and motivate key senior executives of the Company who have been designated as participants in the Section 162(m) Bonus Plan for a given fiscal year, by providing them with the opportunity to earn annual bonus awards that are based on the extent to which specified performance goals for such year have been achieved or exceeded and (ii) to structure annual bonus opportunities in a way that will qualify the awards made as "performance-based" for purposes of Section 162(m) so that the Company will be entitled to a tax deduction on the payment of such incentive awards to such employees.

      Bonus eligible executive officers and other key employees not designated as participants in the Section 162(m) Bonus Plan for any given year will generally be eligible for coverage under one of the Company's other annual bonus plans and arrangements.

Administration

      The Section 162(m) Bonus Plan is administered by the Section 162(m) Plan Committee, consisting of at least two non-employee directors, each of whom is intended to qualify as an "outside director" within the meaning of Section 162(m) of the Code. The Section 162(m) Plan Committee has broad administrative authority to, among other things, designate participants, establish performance goals, determine the effect of participant termination of employment and change of control transactions prior to payment of an award, and interpret and administer the Section 162(m) Bonus Plan.

Participants

      The participants in the Section 162(m) Bonus Plan for any given year are designated by the Section 162(m) Plan Committee, in its sole discretion, within the first 90 days of such year or of the beginning of a performance period. Such determinations may vary from year to year and are based primarily on the Section 162(m) Plan Committee's judgment as to which executive officers are likely to be the named executive officers of the Company for proxy purposes as of the end of such year.

      Participants in the Section 162(m) Bonus Plan for any given fiscal year may include any key employee of the Company (including any subsidiary, operating unit or division) who is an executive officer of the Company and who is designated as a participant in the Section 162(m) Bonus Plan for such year by the Section 162(m) Plan Committee.

Annual Bonus Opportunities and Awards

      Within the first 90 days of each fiscal year, the Section 162(m) Plan Committee specifies the applicable performance measures and targets to be used under the Section 162(m) Bonus Plan for such year which may vary from participant to participant, and may be based on one or more financial performance measures regarding Company, subsidiary, operating unit or division performance of the following: adjusted net profits, pre-tax or after-tax net income, operating income, gross revenue, profit margin, stock price or cash flows (in each case before or after such objective income and expense allocations or adjustments as the Section 162(m) Plan Committee may specify within the first 90 days of the fiscal year), including measures or targets that
(i) are expressed on an absolute or relative basis, (ii) focus on internal targets, (iii) are based on comparison(s) with prior performance, (iv) are based on comparison(s) to capital, shareholders' equity, shares outstanding, assets or net assets and/or (v) are based on comparison(s) to the performance of other companies. In the event the proposed Section 162(m) Plan Performance-Based Goals amendment is approved by the stockholder of the Company, the Section 162(m) Bonus Plan will include the additional targets described below.

      The target bonus opportunity for each participant may be expressed as a dollar-denominated amount or as a percentage share of a bonus pool to be created under the Section 162(m) Bonus Plan, provided that, if a pool approach is used, the total bonus opportunities represented by the shares designated for the participants for such year shall not exceed 100% of the pool.

      The actual bonus awarded to any given participant at the end of a given year shall be based on the extent to which the applicable financial performance goals for such year are achieved as determined and certified by the Section 162(m) Plan Committee and on such Committee's determinations as to whether and to what extent to apply a reduction adjustment with respect to the participant based on various considerations relating to, among other things, the overall performance of the Company and its operating units and divisions, the individual participant's impact on and contributions to such performance, and the aggregate level of annual bonuses to be paid within the Company and its operating units and divisions based on such performance, provided that no such reduction adjustment will result in an increase in the amount of compensation otherwise payable to any other participant in the Section 162(m) Bonus Plan.

Benefits

      Under its terms, the annual bonus paid under the Section 162(m) Bonus Plan to any individual participant cannot in any event exceed $4 million for any one participant.

Amendment and Termination

      The Board of Directors may terminate the Section 162(m) Bonus Plan, in whole or part, and may amend the Section 162(m) Bonus Plan from time to time provided (i) that, without the participant's written consent, no such amendment or termination shall adversely affect the annual bonus rights (if any) of any already designated participant for a given fiscal year once the participant designations and performance goals for such year have been announced and (ii) that the Board of Directors shall be authorized to make any amendments necessary to comply with applicable regulatory requirements (including, without limitation, Section 162(m)). Section 162(m) Bonus Plan amendments require stockholder approval only if required under Section 162(m).

Federal Income Tax Consequences

      Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. The Company shall receive a deduction for the amount constituting ordinary income to the participant, provided that the Section 162(m) Bonus Plan satisfies the requirements of Section 162(m) which limits the deductibility of non-performance related compensation paid to certain corporate executives. It is the Company's intention that the Section 162(m) Bonus Plan be adopted and administered in a manner that maximizes the deductibility of compensation under Section 162(m) for the Company.

Section 162(m) Plan Performance-Based Goals

      Although the terms of the Section 162(m) Bonus Plan provide for certain defined goals, additional performance-based goals have been set for Mr. Fishman, as the recently hired President and Chief Executive Officer, that require the approval of the stockholders of the Company. These additional goals which will expand the Section 162(m) Bonus Plan for all participants to include (a) loan originations, (b) expense reduction, (c) restructuring and/or extension of the Company's debt, and (d) key employee retention. Mr. Fishman is eligible to receive, under the Section 162(m) Bonus Plan, an annual incentive bonus to be determined by the Compensation Committee of the Company's Board of Directors. The maximum bonus that may be paid to Mr. Fishman upon the achievement of performance-based goals is $2,250,000, of which $750,000 is guaranteed and $1,500,000 is "performance-based" for purposes of Section 162(m).

      During the fiscal year ended March 31, 1999, no amounts were paid under the Section 162(m) Bonus Plan.

Vote Required for Section 162(m) Plan Performance-Based Goal Amendment

      The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve the amendment to the Section 162(m) Bonus Plan. The Board of Directors is of the opinion that the approval of the amendment to the Section 162(m) Bonus Plan is advisable and in the best interest of the Company. A vote for the following amendment to the Section 162(m) Bonus Plan will be presented at the meeting:

      RESOLVED, that the Section 162(m) Performance Based Executive Bonus Plan be, and hereby is, amended to include the following additional performance-based goals: (a) loan originations, (b) expense reduction, (c) restructuring and/or extension of the ContiFinancial Corporation's debt, and (d) key employee retention.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THIS PROPOSED AMENDMENT TO THE SECTION 162(m) BONUS PLAN BY THE STOCKHOLDERS. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF THE AMENDMENT.

                         RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent certified public accountants for the year ending March 31, 2000. Ratification of such appointment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented and voting in person or by proxy at the Annual Meeting or any adjournment thereof.

      Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, at which time they will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE YEAR ENDING MARCH 31, 2000. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES

WHICH ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF SUCH
APPOINTMENT.

                                 OTHER BUSINESS

      As of the date of this Proxy Statement, the only business which the Board of Directors intends to present, and knows that others will present, at the Annual Meeting is that set forth herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matter in accordance with their judgment.

                                  ANNUAL REPORT

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K/A AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY'S SECRETARY AT CONTIFINANCIAL CORPORATION, 277 PARK AVENUE, NEW YORK, NEW YORK 10172.

                              STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company not less than 90 days and not more than 120 days prior to the annual meeting of stockholders. A stockholder proposal under S.E.C. Rule 14a-8 must be received by the Company at the address listed in the previous paragraph no later that April 27, 2000 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with the Company's 2000 Annual Meeting.

                                OTHER INFORMATION

      The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting will be borne by the Company.

                                            By order of the Board of Directors,


                                            /s/ Alan L. Langus

                                            Alan L. Langus
                                            Secretary

New York, New York
August 25, 1999

--------------------------------------------------------------------------------

                           CONTIFINANCIAL CORPORATION

             Proxy Solicited on Behalf of the Board of Directors of
              the Company for Annual Meeting on September 14, 1999

                                     PROXY

The undersigned hereby appoints ALAN L. LANGUS and MICHAEL R. MAYBERRY, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of ContiFinancial Corporation which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Rihga Royal Hotel, 54th Floor, 151 West 54th Street, New York, New York 10019, on September 14, 1999, at 9:00 a.m. local time, or any adjournment thereof, and in their discretion, upon any other matters which may properly come before the meeting.

----------------------------
Election of Directors.                       (Change of Address/Comments)
                                        ________________________________________
Nominees:                               ________________________________________
Mark R. Baker                           ________________________________________
Alan H. Fishman                         ________________________________________
----------------------------            (If you have written in the above space,
                                        please mark the corresponding box on the reverse side of this card)

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

|X| Please mark your votes as in this example.

      This proxy when properly executed will be voted as specified herein, but if no direction is given, this Proxy will be voted FOR proposals 1, 2, 3, 4, 5 and 6.

--------------------------------------------------------------------------------
    The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4, 5 and 6.
--------------------------------------------------------------------------------

                    FOR   WITHHELD                          FOR  AGAINST ABSTAIN
1. Election of                        2. Approval of an
   Directors        |_|     |_|          amendment to the
   (see reverse)                         Company's 1995
                                         Long-Term Stock    |_|    |_|     |_|
For, except vote WITHHELD from the       Incentive Plan
following nominee(s):                    regarding maximum
                                         limits on indivi-
___________________________________      dual grants thereunder.

                                                            FOR  AGAINST ABSTAIN

3. Approval of an amendment to the Company's
   1995 Long-Term Stock Incentive Plan regarding            |_|    |_|     |_|
   an increase in the number of shares which may be issued thereunder.

4. Approval of an amendment to the Company's
   1995 Long-Term Stock Incentive Plan to add a
   performance-based goal which will determine              |_|    |_|     |_|
   whether certain options to purchase the Company's common stock become exercisable by the President and Chief Executive Officer.

5. Approval of an amendment to the Company's Section
   162(m) Performance Based Executive Bonus Plan to         |_|    |_|     |_|
   add certain performance-based goals under which compensation may be paid.

6. Propoal to ratify the appointment of Arthur Andersen
   LLP as independent accountants for the Company for the   |_|    |_|     |_|
   fiscal year ending March 31, 2000.
--------------------------------------------------------------------------------

                                                            I PLAN TO
                                                            ATTEND MEETING   |_|

SIGNATURE(S)__________________________________________________DATE______________

NOTE: Please date and sign exactly as name appears on this Proxy. Joint owners should each sign personally. When signing as attorney, executor, adminstrator, guardian, custodian, or corporate official, sign name and title.